UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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School Specialty, Inc.

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SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, WI 54942

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 26, 2019

To the Stockholders of School Specialty, Inc.:

The 2019 Annual Meeting of Stockholders of School Specialty, Inc. will be held at School Specialty, Inc.’s headquarters, located at W6316 Design Drive, Greenville, Wisconsin 54942, on Thursday, June 6, 2019 at 8:30 a.m. Central Time for the following purposes:

(1)	To elect the five individuals nominated by the Board of Directors of School Specialty, Inc. to serve as directors until the 2020 Annual Meeting of Stockholders;

(2)	To approve an advisory resolution on the compensation of School Specialty, Inc.’s Named Executive Officers;

(3)	To ratify the appointment of Grant Thornton LLP as School Specialty, Inc.’s independent registered public accounting firm for the fiscal year ending December 28, 2019; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 18, 2019 are entitled to receive notice of and to vote at the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to vote by completing and returning the enclosed proxy card, or by telephone or via the Internet. Your prompt voting by proxy will help ensure a quorum. If you vote by proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures described in the attached Proxy Statement.

By Order of the Board of Directors

Joseph F. Franzoi IV, Secretary

April 26, 2019

SCHOOL SPECIALTY, INC.

W6316 Design Drive

Greenville, Wisconsin 54942

April 26, 2019

Proxy Statement

Unless the context requires otherwise, all references to “School Specialty,” the “Company,” “we,” “us” or “our” refer to School Specialty, Inc. and its subsidiaries. The December 27, 2015 to December 31, 2016, the January 1, 2017 to December 30, 2017 and the December 31, 2017 to December 29, 2018 years will be referred to as “fiscal 2016,” “fiscal 2017” and “fiscal 2018,” respectively, in this proxy statement.

Following stockholder approval of the increase in the number of authorized shares of our common stock from 2,000,000 shares to 50,000,000 shares on August 15, 2017, we effected a seven-for-one stock split of School Specialty’s shares, effective August 23, 2017. Subsequently, the number of outstanding shares of School Specialty stock increased from 1,000,000 to 7,000,000. All previously stated values have been restated to adjust for this seven-for-one stock split.

This Proxy Statement is furnished by the Board of Directors of the Company (the “Board”) for the solicitation of proxies from the holders of our common stock, $0.001 par value (the “Common Stock”), in connection with the Annual Meeting of Stockholders to be held at the Company’s headquarters, located at W6316 Design Drive, Greenville, Wisconsin 54942, on Thursday, June 6, 2019 at 8:30 a.m. Central Time, and at any adjournment or postponement thereof (the “Annual Meeting”). Stockholders may obtain directions to the Annual Meeting by contacting Ms. Amy Coenen, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942, telephone: (888) 388-3224.

It is expected that the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, together with our Annual Report on Form 10-K for the fiscal year ended December 29, 2018, will first be sent to stockholders on or about April 26, 2019.

Stockholders can ensure that their shares are voted at the Annual Meeting by signing, dating and returning the enclosed proxy card in the envelope provided, by calling the toll-free telephone number listed on the proxy card or by following the instructions on the proxy card for Internet voting. If you submit a signed proxy card or vote by telephone or via the Internet, you may still attend the Annual Meeting and vote in person. Any stockholder giving a proxy may revoke it before it is voted by submitting to School Specialty’s Secretary a written revocation or by submitting another proxy by telephone, Internet or mail that is received later. You will not revoke a proxy merely by attending the Annual Meeting unless you file a written notice of revocation of the proxy with School Specialty’s Secretary at any time prior to voting.

Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted as follows:

•	FOR the election of the five individuals nominated by the Board to serve as directors until the 2020 Annual Meeting of Shareholders;

•	FOR approval of the advisory resolution on the compensation of our Named Executive Officers (as defined in this Proxy Statement); and

•	FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2019.

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote on the same in their discretion.

The expense of printing and mailing proxy materials, including expenses involved in forwarding materials to beneficial owners of Common Stock held in the name of another person, will be paid by School Specialty. No solicitation, other than by mail, is currently planned, except that officers or employees of School Specialty may solicit the return of proxies from certain stockholders by telephone or other electronic means.

Only stockholders of record at the close of business on April 18, 2019 (the “Record Date”) are entitled to receive notice of and to vote the shares of Common Stock registered in their name at the Annual Meeting. As of the Record Date, we had 7,009,739 shares of Common Stock outstanding. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon at the Annual Meeting.

Under Delaware law and School Specialty’s Bylaws, the presence of a quorum is required to conduct business at the Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the then-issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting. The shares represented at the Annual Meeting by proxies that are marked, with respect to the director election or any other proposals, “abstain,” will be counted as shares present for the purpose of determining whether a quorum is present. Broker non-votes occur when shares are held in “street” name through a broker or similar market intermediary rather than in the stockholder’s own name. The broker or other intermediary is authorized to vote the shares on routine matters but may not vote on the election of directors and on non-routine matters without the beneficial stockholder’s express authorization. The vote to approve the advisory resolution on the compensation of our Named Executive Officers is not considered a routine matter. Therefore, your broker or other intermediary holder of your shares will not be permitted to vote your shares in the election of directors or on the advisory resolution on the compensation of our Named Executive Officers unless you provide voting instructions. Broker non-votes are counted for purposes of determining the presence of a quorum, but under Delaware law are not counted for purposes of determining the voting power present, and therefore, will not be counted in the vote on proposals 1, 2 and 3.

With respect to the vote required to approve the proposals to be considered at the Annual Meeting, the following rules apply:

•

The directors will be elected by the affirmative vote of a majority of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a negative vote in the election.

•

Approval of the advisory resolution on the compensation of our Named Executive Officers and the ratification of the appointment of the independent registered public accounting firm each require the affirmative vote of a majority of the shares of Common Stock present, either in person or by proxy, at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a negative vote on each of these proposals.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on June 6, 2019:

This Proxy Statement and the Company’s Fiscal 2018 Form 10-K are available online at

www.proxyvote.com. Please have your control number from your proxy materials available.

(Select “View Materials Online” from the Stockholder Proxy Services menu.)

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information as of the Record Date (unless otherwise specified) regarding the beneficial ownership of shares of Common Stock by each of our directors, our director nominees, the executive officers named in the summary compensation table (the “Named Executive Officers”), all of our directors, our director nominees, and executive officers as a group and each person believed by us to be a beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, the business address of each of the following is W6316 Design Drive, Greenville, Wisconsin 54942.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares (1)
Gus D. Halas	—		—
Justin C. Jacobs	2,423,516	(3)	34.6%
Justin Lu	—		—
Scott P. Scharfman	2,423,516	(2)	34.6%
Andrew E. Schultz	—		—
Kevin L. Baehler	42,654	(5)	*
Ryan M. Bohr	103,088	(5)	*
Edward J. Carr, Jr.	—	(6)	—
Todd A. Shaw	49,497	(5)	*
Joseph M. Yorio	243,506	(4) (5)	3.5%
All executive officers and directors as a group (10 persons)	2,862,261	(5)	40.98%

Mill Road Capital II, L.P.(2) Mill Road Capital II GP Scott P. Scharfman Thomas E. Lynch 382 Greenwich Avenue Suite One Greenwich, CT 02210	2,423,516		34.6%

Zazove Associates, LLC (7) Zazove Associates, Inc. Gene T. Pretti 1001 Tahoe Blvd. Incline Village, NV 89451	720,139		10.3%

Saybrook Corporate Opportunity Fund II, L.P. (8) SCOF II Side Pocket Fund, L.P. COF II Bonds Acquisition, LLC Jonathan Rosenthal Kenneth Slutsky 11400 W. Olympic Blvd., Suite 1400 Los Angeles, CA 90064	444,269		6.3%

Virginia Retirement System (9) 1200 East Main Street Richmond, VA 23219	396,032		5.7%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares (1)
Anson Funds Management LP (10) Anson Management GP LLC Bruce R. Winson 5950 Berkshire Lane, Suite 210 Dallas, Texas 75225 Anson Advisors Inc. Amin Nathoo Moez Kassam 155 University Ave, Suite 207 Toronto, ON M5H 3B7	393,775	5.6%

*	Less than 1% of the outstanding Common Stock.

(1)	Based on 7,009,739 shares of Common Stock outstanding as of the Record Date.

(2)

Based on Amendment No. 2 to Schedule 13D filed with the SEC on June 21, 2018, Mill Road Capital II, L.P. (the “Fund”) had sole voting and sole dispositive power over 2,423,516 shares of Common Stock. The 2,423,516 shares reported are directly held by the Fund. Mill Road Capital II GP (the “GP”) is the sole general partner of the Fund and has sole authority to vote (or direct the vote of), and to dispose (or direct the disposal) of, the 2,423,516 shares on behalf of the Fund. Mr. Scharfman, a director of the Company, and Mr. Lynch are management committee directors of the GP and have shared authority to vote (or direct the vote of), and to dispose (or direct the disposal) of, the 2,423,516 shares on behalf of the GP. Each of the Fund, the GP, Mr. Lynch and Mr. Scharfman disclaims beneficial ownership of such shares except to the extent of its or his pecuniary interest therein.

(3)

The shares include 2,423,516 shares directly held by the Fund. Mr. Jacobs is a management committee director of the GP, which is the sole general partner of the Fund and has sole authority to vote (or direct the vote of), and to dispose (or direct the disposal) of, these shares on behalf of the Fund. Mr. Jacobs disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein, if any.

(4)

This information is as of February 1, 2019, the date Mr. Yorio resigned as President and Chief Executive Officer and a member of the Board of Directors. His exercisable options, totaling 233,506, will expire on May 2, 2019 unless exercised on or prior to May 2, 2019.

(5)

Includes the following number of shares of Common Stock that may be acquired within 60 days of the Record Date through the exercise of stock options: Mr. Yorio – 233,506 shares; Mr. Bohr – 92,750 shares; Mr. Shaw – 47,250 shares; Mr. Baehler – 38,500 shares; and all executive officers and directors as a group – 412,006.

(6)	This information is as of July 5, 2018, the date Mr. Carr’s employment as the Executive Vice President and Chief Sales Officer ended.

(7)

Based on Amendment No. 4 to Schedule 13D filed with the SEC on June 25, 2018, the parties beneficially owned and had sole voting and dispositive power over 720,139 shares of Common Stock. According to the filing, the shares of Common Stock covered by the report are held in accounts over which Zazove Associates, LLC has discretionary authority. Zazove Associates, Inc. is the managing member of Zazove Associates, LLC, and Mr. Pretti is a control person of Zazove Associates, Inc. and CEO and senior portfolio manager of Zazove Associates, LLC.

(8)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2019, the parties had shared voting and dispositive power over 444,269 shares of Common Stock.

(9)	Based on Amendment No. 2 to Schedule 13G filed with the SEC on February 13, 2018, the party beneficially owned and had sole voting and dispositive power over 396,032 shares of Common Stock.

(10)

Based on Amendment No. 6 to Schedule 13G filed with the SEC on February 14, 2019, the parties had shared voting and dispositive power over 393,775 shares of Common Stock. Anson Funds Management LP, a Texas limited partnership (“Anson”), and Anson Advisors Inc., an Ontario, Canada corporation (“Anson Advisors”), serve as co-investment advisors to private funds that hold the shares of Common Stock. As the general partner of Anson, Anson Management GP LLC, a Texas limited liability company (“Anson GP”), may direct the vote and disposition of the 393,775 shares of Common Stock held by the funds. As the principal of Anson and Anson GP, Mr. Winson may direct the vote and disposition of the 393,775 shares of Common Stock held by the funds. As directors of Anson Advisors, Mr. Kassam and Mr. Nathoo may each direct the vote and disposition of the 393,775 shares of Common Stock held by the funds.

PROPOSAL ONE: ELECTION OF DIRECTORS

School Specialty’s Board currently consists of five members. The term of office of each of the directors expires at the 2019 Annual Meeting.

The Board proposes that Gus D. Halas, Justin C. Jacobs, Justin Lu, Scott P. Scharfman and Andrew E. Schultz be elected as directors for a new term ending at the 2020 Annual Meeting and until their successors are duly elected and qualified. Messrs. Halas, Lu, Scharfman and Schultz are standing for re-election at the 2019 Annual Meeting. On March 15, 2019, Mr. Jacobs was appointed to the Board, and he is standing for election at the 2019 Annual Meeting. Mr. Jacobs was recommended to the Governance/Nominating Committee by a director and a security holder.

The Board has determined that Messrs. Halas, Jacobs, Lu, Scharfman and Schultz are “independent.” School Specialty is not a listed issuer whose securities are listed on a national securities exchange or on an inter-dealer quotation system which has requirements that a majority of the Board be independent. In making this determination, the Board used the definition of independence under the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”).

Each of the nominees is serving as a director as of the date of this Proxy Statement.

Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board recommends.

The Board of Directors unanimously recommends that stockholders vote “for” the election of each of the nominees to serve as directors set forth below.

NOMINEES FOR DIRECTOR

Name and Age of Director

Gus D. Halas Age 68

Mr. Halas is the Company’s Chairman of the Board and has been a director of the Company since July 2015. From 2011 to 2013, Mr. Halas served as the President and Chief Executive Officer of Central Garden & Pet Company. From 2009 to 2015, Mr. Halas served as a senior advisor to White Deer Energy, a private equity firm that targets investments in oil and gas exploration and production, oilfield service and equipment manufacturing and the midstream sectors of the energy business. Mr. Halas is currently Chairman of the board of directors for Axon Pressure Products, Inc., an independent manufacturer and service provider of pressure control equipment, a director of Triangle Petroleum Corporation, an independent energy holding company, OptimizeRx Corporation, a technology solutions company targeting the healthcare industry, and Madalena Energy Inc., a Canadian-based oil and gas company. Mr. Halas holds a BS in Physics and Economics from Virginia Tech.

Mr. Halas’ expertise in distribution, track record of growing companies and building value, independent insight and industry relationships make him a valuable member of the Board of Directors.

Justin C. Jacobs Age 44	Mr. Jacobs was appointed as a director of the Company in March 2019. He is a Management Committee Director of Mill Road Capital Management LLC, an investment firm focused on investments in small, publicly traded companies, where he has worked since 2005. Mr. Jacobs is a member of the Board of Directors of Ecology and Environment, Inc. (ticker “EEI”), Lignetics, Inc. and Mother’s Market & Kitchen. He was formerly a member of the Board of Directors of Galaxy Nutritional Foods Inc. (former ticker “GXYF”), National Technical Systems, Inc. (former ticker “NTSC”), and PRT Growing Services Ltd. From 1999 to 2004, he worked at LiveWire Capital, an investment and management group focused on control, operationally-intensive buyouts of small companies where he led investments and held various operational positions in numerous portfolio companies. Mr. Jacobs was an investment professional in the private equity group of The Blackstone Group from 1996 to 1999. Mr. Jacobs holds a B.S. from the McIntire School of Commerce at the University of Virginia.

Mr. Jacobs’ experience in operating roles, principal investing, public and private boards of directors, and various capital markets provide valuable experience and perspective to the Board of Directors.

Justin Lu Age 48

Mr. Lu has been a director of the Company since June 2013. Mr. Lu is president of LevFin Advisors, LLC, a privately held consulting firm specializing in strategic planning, financial analysis and improvement, turnaround management, mergers and acquisitions and restructurings. Mr. Lu was partner at Zazove Associates (“Zazove”), an investment advisory firm focused on convertible securities, where he was employed from 2002 through 2018, investing primarily in high yield convertible portfolios. Prior to joining Zazove, Mr. Lu worked at Merrill Lynch from 1998 to 2001 as an associate in the leveraged finance and technology investment banking groups. Mr. Lu received his B.A. in economics and mathematics from Dartmouth College and his J.D./M.B.A. from Columbia University. Mr. Lu is a CFA charterholder.

Mr. Lu’s experience at sophisticated financial institutions with leveraged finance and other complex transactions make him a valuable member of the Board of Directors.

Scott P. Scharfman Age 56

Mr. Scharfman was appointed as a director of the Company in January 2018. Mr. Scharfman has served as a Managing Director of Mill Road Capital since 2006. Mr. Scharfman served as the Chairman of the Board of PRT Growing Services, a privately held service and logistics business from 2012 to 2018, and has served as the Chairman of the Board of RG Barry Corporation, a privately held apparel business, since 2014. Mr. Scharfman has also served on the Board of Rubio’s Restaurants Inc., a privately held restaurant company since 2010, and in 2009 Mr. Scharfman served on the Board of Galaxy Nutritional Foods, Inc., a publicly held packaged food company. Mr. Scharfman was the Chief Financial Officer of Mercata Inc. and was formerly a Managing Director in the equity capital markets groups at Robertson Stephens and Bear Stearns & Co. His early private equity investing experience was with the Blackstone Group. Mr. Scharfman earned his A.B. from Princeton University.

Mr. Scharfman’s experience as a corporate executive and investment banker, track record of growing companies and building value, and his industry relationships make him a valuable member of the Board of Directors.

Andrew E. Schultz Age 64	Mr. Schultz has been a director of the Company since July 2015. Mr. Schultz has been a member of Holding Capital Group, a private equity firm focusing on middle market companies, since 1999. From 1992 to 1999, Mr. Schultz served as Vice President and General Counsel of Greenwich Hospital. Mr. Schultz currently serves on the board of directors and as chairman of Legacy Cabinets, Inc., a leading manufacturer of semi-custom kitchen cabinets. He is also chairman of the board of directors of Physician’s Weekly, LLC, a point-of-care medical news and information source for healthcare professionals supported by pharma, serves on the board of Sierra Hamilton, LLC, provider of drilling-related engineering and consulting services to oil and gas exploration and production, serves on the board of Vanguard Natural Resources, Inc., an exploration and production company engaged in the production and development of oil and natural gas properties in the United States, serves on the board of Algoma Steel, Inc., a fully integrated steel producer in Sault Ste. Marie, Ontario, and serves on the board of managers of Mori Lee, LLC, a U.S.-based designer of wedding, prom and special occasion dresses. Previously, Mr. Schultz served on the boards of directors of Western Kentucky Coal Resources, LLC, formed post-restructuring with Murray Energy Corporation and the secured noteholders of Armstrong Energy, Inc., Niagara LaSalle Steel, Inc., an independent manufacturer of cold bar steel, Bankruptcy Management Solutions, Inc., a technology company providing an end-to-end platform for the bankruptcy industry, and Source Interlink Companies, Inc. (now known as TEN: The Enthusiast Network), a magazine publishing and logistics company. He also previously served as chairman of the board of directors of PSI, LLC, a provider of testing and evaluation services. Mr. Schultz holds a B.A. in Economics and Geography from Clark University and a J.D. from Fordham University School of Law.

Mr. Schultz’s expertise in distribution and manufacturing, track record of growing companies and building value, independent insight and industry relationships make him a valuable member of the Board of Directors.

CORPORATE GOVERNANCE

The Board of Directors held seven meetings and took two actions by written consent in fiscal 2018. Directors are expected to attend each regular and special meeting of the Board of Directors. Each director attended at least 75% of the meetings of the Board of Directors and Board committees of which he was a member held during the period for which he had been a director in fiscal 2018. School Specialty does not have a policy regarding Board members’ attendance at the annual meeting of stockholders. Each director then in office attended the annual meeting of stockholders in 2018.

The positions of Chairman of the Board and Chief Executive Officer of the Company are currently separate, with Mr. Halas serving as Chairman of the Board and Michael Buenzow serving as Interim Chief Executive Officer. The Company believes this leadership structure is appropriate at this time because it allows the Company to benefit fully from the unique leadership abilities and industry experience that each of these individuals possesses.

The Board has established three standing committees: the Governance/Nominating Committee, the Compensation Committee and the Audit Committee.

Governance/Nominating Committee. The Governance/Nominating Committee has adopted, and the Board has approved, a charter for the Governance/Nominating Committee. Under its charter, the Governance/Nominating Committee is responsible for overseeing the director nominations process. In connection with the selection and nomination process, the Governance/Nominating Committee will review the desired experience, skills and other qualities of potential candidates to assure the appropriate Board composition, taking into account the current Board members and the specific needs of School Specialty and the Board. The Governance/Nominating Committee intends to seek individuals who have displayed high ethical standards, integrity, sound business judgment and a willingness to devote adequate time to Board duties. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to School Specialty.

The Governance/Nominating Committee and the Board will consider candidates nominated by stockholders of School Specialty (“Proposing Stockholder”) in accordance with the procedures set forth in School Specialty’s Bylaws. Under the Bylaws, a Proposing Stockholder’s request to nominate a person for director, together with the written consent of that person to serve as a director, must be received by the Secretary of School Specialty at its principal office (i) with respect to an election held at an annual meeting of stockholders, not less than 90 days nor more than 150 days prior to the anniversary date of the annual meeting of stockholders in the immediately preceding year, or (ii) with respect to an election held at a special meeting of stockholders for the election of directors, not later than the close of business on the eighth day following the date on which notice of such meeting is given to stockholders.

To be in proper written form, a Proposing Stockholder’s notice must set forth in writing (a) as to each person whom the Proposing Stockholder proposes to nominate for election or reelection as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of stock of School Specialty which are beneficially owned by such person, and (iv) such other information relating to such person as is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (b) as to the Proposing Stockholder (i) the name and address, as they appear on School Specialty’s books, of the Proposing Stockholder, (ii) the class and number of shares of stock of School Specialty which are beneficially owned by the Proposing Stockholder, and (iii) a representation that the Proposing Stockholder is a holder of record of stock of School Specialty entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice. School Specialty may require any proposed nominee to furnish such other information as may reasonably be required by School Specialty to determine the eligibility of such proposed nominee to serve as a director of School Specialty or the Proposing Stockholder to nominate the proposed nominee.

The members of the Governance/Nominating Committee are Messrs. Scharfman (Chairman), Lu, Halas and Schultz, each of whom is “independent” as defined under the listing standards of NASDAQ. The Governance/Nominating Committee took one action by written consent in fiscal 2018. The charter of the Governance/Nominating Committee is available under the “Investors” tab on our website at www.schoolspecialty.com.

Compensation Committee. Executive officer compensation is overseen by the Compensation Committee of the Board of Directors.

The Compensation Committee has adopted, and the Board has approved, a charter for the Compensation Committee. Under its charter, the Compensation Committee has authority over each aspect of executive officer compensation, including base salaries, incentive compensation, and equity awards. The Compensation Committee serves as the Administrator under the 2014 Incentive Plan of School Specialty, Inc. The Chief Executive Officer has historically participated in deliberations and decisions relating to executive officer compensation, but does not participate in decisions regarding his own compensation. Subject to the limitations of the 2014 Incentive Plan as they relate to awards granted thereunder, the Compensation Committee may delegate authority and assign responsibility with respect to such of its functions to a subcommittee of the Committee, as it may deem appropriate from time to time.

During fiscal 2018, the Compensation Committee engaged the services of Willis Towers Watson to provide advice on executive officer compensation. Because the Company is not a listed issuer, the Compensation Committee did not make a determination regarding Willis Towers Watson’s independence under the NASDAQ listing standards. Willis Towers Watson provided recommendations with respect to future long-term incentive programs for the Company.

The Compensation Committee’s decisions with respect to Mr. Yorio’s compensation for fiscal 2018 were ratified by the Board as required by the Compensation Committee’s charter.

The members of the Compensation Committee are Messrs. Lu (Chairman), Halas, Scharfman and Schultz, each of whom is “independent” as defined under the listing standards of NASDAQ, except that Mr. Scharfman may not be considered “independent” under the heightened NASDAQ independence standards for committee members because Mr. Scharfman is employed by Mill Road. The Compensation Committee held two meetings and took one action by written consent in fiscal 2018. The charter of the Compensation Committee is available under the “Investors” tab on our website at www.schoolspecialty.com.

Audit Committee. The Audit Committee is a separately designated standing committee of the Board which was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee has adopted, and the Board has approved, a charter for the Audit Committee. Under its charter, the Audit Committee is responsible for oversight of School Specialty’s accounting and financial reporting processes and the audit of School Specialty’s financial statements. In addition, the Audit Committee is responsible for monitoring compliance with the Company’s Code of Ethics as it relates to financial records and use of Company assets and compliance with the Company’s Insider Trading Policy.

The members of the Audit Committee are Messrs. Schultz (Chairman), Halas and Lu, each of whom is “independent” as defined under the listing standards of NASDAQ. Mr. Lu has been determined by the Board of Directors to be an “audit committee financial expert” for purposes of the rules promulgated under the Exchange Act. The Audit Committee held five meetings and took one action by written consent in fiscal 2018. The charter of the Audit Committee is available under the “Investors” tab on our website at www.schoolspecialty.com.

Stockholder Communications. Stockholders wishing to communicate with members of the Board of Directors may direct correspondence to such individuals c/o Ms. Amy Coenen, Assistant Secretary, W6316

Design Drive, Greenville, Wisconsin 54942. The Assistant Secretary will regularly forward such communications to the appropriate Board member(s).

Board Oversight of Risk. Our Board of Directors has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. Throughout the year, the Board reviews risks brought to its attention by management and our independent registered public accounting firm from time to time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has ever been an officer or employee of School Specialty or any of our subsidiaries or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

RELATED PARTY TRANSACTIONS

The Board of Directors, or the Audit Committee if requested by the Board of Directors, reviews and approves all related party transactions with directors, executive officers, persons that are beneficial owners of more than 5% of the Common Stock (“5% Holders”), members of their family and persons or entities affiliated with any of them. While the Amended and Restated Certificate of Incorporation and Bylaws do not provide specific procedures as to the review of related party transactions, the Board requires management to present to the Board the details of any such transactions. Any such related party transactions would be reviewed and evaluated by the Board members based on the specific facts and circumstances of each transaction.

On February 1, 2019, Mr. Yorio resigned as President and Chief Executive Officer and a member of the Board of the Company. The Board appointed Mr. Buenzow, an employee of FTI Consulting, Inc. (“FTI”), as Interim Chief Executive Officer while the Board searches for a permanent successor to Mr. Yorio.

In connection with Mr. Yorio’s resignation, the Company and Mr. Yorio entered into a Resignation and General Release Agreement (the “Separation Agreement”), under which the Company agreed, in consideration of Mr. Yorio’s execution of a general release of claims in the Company’s favor, to provide Mr. Yorio with certain severance payments, benefits and COBRA continuation payments as set forth in Section 3.2(c) of Mr. Yorio’s employment agreement with the Company, as though his employment had been terminated without cause.

In connection Mr. Buenzow’s appointment as Interim Chief Executive Officer, the Company entered into a letter agreement (the “Engagement Agreement”) with FTI. Pursuant to the Engagement Agreement, the Company has agreed to compensate FTI on an hourly basis for Mr. Buenzow’s services at a rate of approximately $800 per hour. The Engagement Agreement also includes an additional incentive fee based upon the Company’s adjusted EBITDA performance. In addition, the Company has agreed to reimburse FTI for reasonable expenses incurred on the Company’s behalf. As of April 18, 2019, the Company has paid $463,636 to FTI pursuant to the Engagement Agreement for the Interim CEO.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires School Specialty’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in School Specialty. Copies of these reports must also be furnished to School Specialty. Based solely on a review of these copies, School Specialty believes that all filing requirements were complied with on a timely basis during fiscal 2018.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis. This CD&A is a discussion and analysis of the various policies, programs and practices developed by the Board of Directors and the Compensation Committee, and is intended to provide insight into the decision making process of the Board and the Compensation Committee for determining the compensation of our Named Executive Officers during fiscal 2018.

Our Named Executive Officers are listed below with their titles as of December 29, 2018, except for Mr. Carr, whose employment ended with the Company on July 5, 2018.

•	Joseph M. Yorio – former President and Chief Executive Officer

•	Ryan M. Bohr – Executive Vice President and Chief Operating Officer

•	Edward A. Carr – former Executive Vice President and Chief Sales Officer

•	Todd A. Shaw – Executive Vice President and Chief Supply Chain Officer

•	Kevin L. Baehler – Executive Vice President and Chief Financial Officer

Mr. Carr’s compensation as reflected in this CD&A is through the end of his employment on July 5, 2018, plus the accrued benefits of termination without cause paid or to be paid to him in accordance with his employment agreement. Effective February 1, 2019, Mr. Yorio resigned as President and Chief Executive Officer of the Company. Mr. Yorio’s compensation is reflected through the fiscal year ended December 29, 2018.

The objectives of the Board and the Compensation Committee regarding compensation matters include:

•	Providing a competitive total compensation package that enables us to attract and retain key personnel, but that remains cost-effective;

•	Providing short-term compensation opportunities, through our 2014 Incentive Plan, that are directly linked to objective corporate performance goals; and

•	Providing long-term compensation opportunities through equity awards that align executive compensation with value received by our stockholders.

The Board and the Compensation Committee have designed our executive compensation program to directly link executive compensation to corporate performance and increased stockholder value for our short-term cash incentives. Relative to other companies, we believe that our program is relatively simple and conservative. For our most senior executive officers, the program consists primarily of three elements—base salary, an opportunity for an annual cash incentive award and equity incentives. The Compensation Committee has the flexibility to use these elements, along with certain benefits and perquisites, in proportions that will most effectively accomplish its objectives. In the future, the Compensation Committee may decide to realign the total compensation package to place greater emphasis on annual or long-term compensation, depending on the focus of our business and the market cycle.

During fiscal 2018, the Compensation Committee engaged the services of Willis Towers Watson to provide advice on executive officer compensation and the 2014 Incentive Plan. Because the Company is not a listed issuer, the Compensation Committee did not make a determination regarding Willis Towers Watson’s independence under the NASDAQ listing standards. The Compensation Committee considered the report of Willis Towers Watson received in fiscal 2018 in determining the terms of the equity awards granted in fiscal 2018 under the 2014 Incentive Plan (as described below).

In fiscal 2018, the Compensation Committee adopted a management incentive plan under the terms of the 2014 Incentive Plan similar to the plans adopted for fiscal 2017 and fiscal 2016, except that revenue was added as a performance metric, and with the same purpose of providing a cash incentive program for the leadership of the Company. The goal of the plan was to gain 100% alignment and engagement from senior leaders around the Board of Directors’ priorities of achieving organic revenue growth, aligning our infrastructure better and lowering our costs, improving our bottom line performance, and lowering debt. The Compensation Committee concluded that the achievement of this goal would be best reflected in our Adjusted EBITDA and revenue for fiscal 2018. The payout level for each participant, including our Named Executive Officers, required the achievement of Adjusted EBITDA and revenue in excess of the established thresholds. In addition, payments under the plan were subject to the attainment of minimum free cash flow amounts.

The Compensation Committee considered the threshold performance level representative of results that were minimally acceptable, but likely to be attained based on our business plans for fiscal 2018. The target Adjusted EBITDA reflected our budget for fiscal 2018, and was intended to be reasonably attainable, taking into account our performance improvement objectives, market conditions, and industry trends. The performance required to achieve the maximum payment was considered a significant, meaningful and realistic challenge to the leadership team. Furthermore, the Compensation Committee believes that additional annual incentive payments exceeding the maximum level have limited to no beneficial effect. As such, payments under the plan were scaled based on the performance of our Adjusted EBITDA and revenue between the threshold and the level at which the maximum bonus opportunity is attained.

The Adjusted EBITDA and revenue levels and the associated threshold, target and maximum payout opportunities for fiscal 2018 were as follows:

	Threshold	Target (1)	Maximum

Adjusted EBITDA	$54.1 million	$60.1 million	$69.1 million

Percent of achievement relative to Target	—	60%	120%
Revenue	$665.7 million	$700.7 million	$805.8 million

Percent of achievement relative to Target	—	40%	80%

Minimum Free Cash Flow Gate	$21.4 million	$21.4 million	$23.8 million

Payment (as a percent of base salary for fiscal 2018):

Mr. Yorio	—	125%	250%

Mr. Bohr	—	75%	150%

Mr. Carr	—	75%	150%

Mr. Shaw	—	75%	150%

Mr. Baehler	—	75%	150%

(1)	Any payments made under the 2018 management incentive plan required minimum free cash flow of $21.4 million.

Our free cash flow for fiscal 2018 was negative $19.4 million, and the Adjusted EBITDA threshold for fiscal 2018 was not achieved. While revenue for fiscal 2018 exceeded threshold, the minimum free cash flow gate was not met. Accordingly, we did not pay a cash incentive to our Named Executive Officers with respect to fiscal 2018.

Our equity awards are granted under our 2014 Incentive Plan. Under this plan, the Compensation Committee has the flexibility to choose among a number of forms of equity-based compensation awards, including stock options, stock appreciation rights, stock awards, performance share units or other incentive awards. The Board used time-based restricted stock units (“RSUs”) for purposes of the fiscal 2018 awards of equity to our senior executive officers. In fiscal 2016, the Compensation Committee granted performance-based RSUs under the 2014 Incentive Plan to members of the Company’s senior management. In fiscal 2015 and 2017, the Compensation Committee granted options under the 2014 Incentive Plan to members of the Company’s senior management.

Effective June 8, 2018, the Board granted 48,971 RSUs to Mr. Yorio. Also effective June 8, 2018, the Compensation Committee granted 24,485 RSUs to Mr. Bohr; 15,200 RSUs to Mr. Carr; and 10,084 RSUs to each of Messrs. Shaw and Bohr. Such RSUs vest in three equal installments on March 15, 2019, March 15, 2020 and March 15, 2021, subject to each executive’s continued employment with the Company on such dates. In granting these RSUs and determining the vesting schedule, the Compensation Committee noted that the then outstanding equity awards were all performance-based and concluded that time-vested equity awards would provide a better balance to the overall executive compensation program. Since neither Mr. Yorio nor Mr. Carr were employed by us as of March 15, 2019, their 2018 grants of RSUs were forfeited.

We provide certain of our Named Executive Officers with certain perquisites in order to provide a competitive total rewards package that supports retention of key talent. These include commuting and/or relocation expense reimbursement, which for Mr. Yorio is capped at an aggregate amount of $75,000 and for Mr. Bohr is capped at $22,000 per year, plus a tax gross-up on this amount. We believe these perquisites are reasonable based on the relatively small expense in relation to both executive pay and our total benefit expenditures.

During fiscal 2018, the Company was party to employment agreements with Messrs. Yorio, Bohr, Carr, Shaw and Baehler. Details of the terms of the specific employment agreements are discussed elsewhere in this proxy statement.

Under the U.S. Tax Cuts and Jobs Act of 2017, Section 162(m) of the Code disallows a tax deduction for compensation payable to each of our Named Executive Officers (including our Chief Financial Officer) in excess of $1,000,000 in any tax year. In addition, for any officer that is a Named Executive Officer of the Company whose compensation was subject to this limitation in fiscal 2018 or any later tax year, that officer’s compensation will remain subject to this annual deductibility limitation for any future tax year regardless of whether he remains a Named Executive Officer.

Summary Compensation Information. The following table sets forth the compensation earned by our Named Executive Officers:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total Compensation ($)
Joseph M. Yorio	2018	652,000	—	949,058	—	—	—	1,601,058
Former President and Chief	2017	624,923	—	—	213,030	430,890	—	1,268,843
Executive Officer	2016	611,538	36,975	1,318,668	—	668,334	—	2,635,515

Ryan M. Bohr	2018	403,000	—	474,519	—	—	13,957	891,476
Executive Vice President and	2017	364,538	—	—	248,535	150,812	14,317	778,202
Chief Operating Officer	2016	356,731	14,067	465,060	—	254,258	10,602	1,100,718

Edward J. Carr, Jr.	2018	185,500	—	294,576	—	—	362,828	842,904
Former Executive Vice President	2017	338,500	—	—	177,525	140,039	—	656,064
and Chief Sales Officer	2016	331,250	13,062	262,860	—	236,096	—	843,268

Todd A. Shaw	2018	291,500	—	195,428	—	—	—	486,928
Executive Vice President and	2017	286,423	—	—	177,525	118,495	—	582,443
Chief Supply Chain Officer	2016	280,288	11,052	222,420	—	199,774	—	713,534

Kevin L. Baehler	2018	282,500	—	195,428	—	—	—	477,928
Executive Vice President and	2017	260,385	—	—	71,010	107,723	—	439,118
Chief Financial Officer	2016	254,808	8,038	—	—	145,290	—	408,136

(1)

Base salary amounts reflect (a) fifty-two weeks of salary for fiscal 2018, (b) fifty-two weeks of salary for fiscal 2017, and (c) fifty-three weeks of salary for fiscal 2016 for the Named Executive Officers who were employed by the

Company during that entire fiscal year. Mr. Carr’s base salary for fiscal 2018 reflects base salary paid through July 5, 2018.

(2)

These amounts reflect the grant date fair value of the RSU awards granted during fiscal 2016 and fiscal 2018, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)

These amounts reflect the grant date fair value of the option awards granted during fiscal 2017, computed in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made in valuing the option awards are included under the caption “Share-Based Compensation Expense” in Note 13 of the Notes to Consolidated Financial Statements in the Company’s Fiscal 2018 Form 10-K.

(4)	Includes a payment of $10,625 paid to Mr. Bohr for commuting expense reimbursement and tax gross-up and payments of $344,500 and $15,914 paid to Mr. Carr for severance and accrued vacation.

Agreements with Named Executive Officers

The Company is or was party to employment related agreements with each of Messrs. Yorio, Bohr, Carr, Shaw and Baehler. Material terms of these arrangements are described below.

Yorio Agreement. The Company entered into an amended and restated employment agreement with Mr. Yorio on March 23, 2016, which provided that Mr. Yorio would serve as President and Chief Executive Officer of the Company until December 29, 2018, which period was automatically extended on December 29, 2018. The terms of Mr. Yorio’s employment under the employment agreement included:

•

An annual base salary of $600,000, which was subject to review annually and could have been increased at any time and from time to time by the Board or the compensation committee of the Board. During fiscal 2018, Mr. Yorio’s annual base salary was increased to $668,000.

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time. Mr. Yorio’s annual target cash bonus opportunity was equal to a minimum of 115% of his base salary, and was subject to annual review by the Board or compensation committee. For fiscal 2018, this amount was set at 125%.

•	Rights and obligations of the Company and Mr. Yorio upon a voluntary or involuntary termination of Mr. Yorio’s employment, as specified in the employment agreement.

•	Obligations of Mr. Yorio to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

On February 1, 2019, Mr. Yorio resigned as President and Chief Executive Officer and a member of the Board of the Company. In connection with Mr. Yorio’s resignation, the Company and Mr. Yorio entered into the Separation Agreement, under which the Company agreed, in consideration of Mr. Yorio’s execution of a general release of claims in the Company’s favor, to provide Mr. Yorio with certain severance payments, benefits and COBRA continuation payments as set forth in Section 3.2(c) of Mr. Yorio’s employment agreement with the Company, as though his employment had been terminated without cause.

Bohr Agreement. The Company entered into an employment agreement with Mr. Bohr on October 27, 2014, which provides that Mr. Bohr will serve as Executive Vice President and Chief Financial Officer of the Company. Effective June 8, 2017, Mr. Bohr was appointed as Executive Vice President and Chief Operating Officer. His compensation did not change in connection with the foregoing. The terms of Mr. Bohr’s employment under the employment agreement include:

•	An annual base salary of $330,000. During fiscal 2018, Mr. Bohr’s annual base salary was increased to $435,000.

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time. Mr. Bohr’s annual target cash bonus opportunity is equal to a minimum of 60% of his base salary, and is subject to annual review by the Board or compensation committee. For fiscal 2018, this amount was set at 75%.

•	Rights and obligations of the Company and Mr. Bohr upon a voluntary or involuntary termination of Mr. Bohr’s employment, as specified in the employment agreement.

•	Obligations of Mr. Bohr to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

Carr Agreement. The Company entered into an employment agreement with Mr. Carr on January 19, 2015, on terms substantially similar to those of Mr. Bohr’s employment agreement. On July 5, 2018, Mr. Carr’s employment ended with the Company. In accordance with his employment agreement, Mr. Carr is being paid his Accrued Obligations and severance payments (as such terms are described under “Potential Payments Upon Termination or Change in Control”) in exchange for signing a release of all employment-related claims against the Company and its affiliates. Mr. Carr’s outstanding equity awards were forfeited 60 days following the end of his employment. The restrictive covenants contained in Mr. Carr’s employment agreement remained in full force following the end of his employment.

Shaw Agreement. The Company entered into an employment agreement with Mr. Shaw on October 12, 2016, which provides that Mr. Shaw will continue to serve as the Company’s Executive Vice President, Operations. Effective June 8, 2017, Mr. Shaw was appointed as Executive Vice President and Chief Supply Chain Officer. His compensation did not change in connection with the foregoing. The terms of Mr. Shaw’s employment under the employment agreement include:

•	An annual base salary of $275,000. During fiscal 2018, Mr. Shaw’s annual base salary was $291,500.

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time, with an annual target cash bonus opportunity equal to 75% of his base salary, prorated for partial years of service, and subject to annual review by the Board or compensation committee. For fiscal 2018, this amount was set at 75%.

•	Rights and obligations of the Company and Mr. Shaw upon a voluntary or involuntary termination of his employment, as specified in the employment agreement.

•	Obligations of Mr. Shaw to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

Baehler Agreement. The Company entered into an employment agreement with Mr. Baehler on October 12, 2016, which provides that Mr. Baehler will continue to serve as the Company’s Senior Vice President and Chief Accounting Officer. Effective June 8, 2017, Mr. Baehler was appointed as Senior Vice President and Chief Financial Officer. Effective August 7, 2017, Mr. Baehler’s Senior Vice President title changed to Executive Vice President. His compensation did not change in connection with the foregoing. The terms of Mr. Baehler’s employment under the employment agreement include:

•	An annual base salary of $250,000. During fiscal 2018, Mr. Baehler’s salary was increased to $300,000.

•

Eligibility for participation in the Company’s annual incentive bonus plans offered by the Company to its senior executives from time to time, with an annual target cash bonus opportunity equal to 50% of his base salary, prorated for partial years of service, and subject to annual review by the Board or compensation committee. For fiscal 2018, this amount was set at 75%.

•	Rights and obligations of the Company and Mr. Baehler upon a voluntary or involuntary termination of his employment, as specified in the employment agreement.

•	Obligations of Mr. Baehler to comply with confidentiality, non-competition and non-solicitation restrictions during the term of his employment and for a specified period of time thereafter.

GRANTS OF PLAN-BASED AWARDS IN 2018

Name	Grant Date	Estimated Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Joseph M. Yorio	6/18/18 6/18/18	— —	835,000 —	1,670,000 —	— 48,971	(2)	— 19.38	— 949,058
Ryan M. Bohr	6/18/18 6/18/18	— —	326,250 —	625,500 —	— 24,485		— 19.38	— 474,519
Edward J. Carr	6/18/18 6/18/18	— —	258,375 —	516,750 —	— 19,250	(2)	— 19.38	— 294,576
Todd A. Shaw	6/18/18 6/18/18	— —	218,625 —	437,250 —	— 10,084		— 19.38	— 195,428
Kevin L. Baehler	6/18/18 6/18/18	— —	225,000 —	450,000 —	— 10,084		— 19.38	— 195,428

(1)

Awards of RSUs will vest as to one-third of the share subject to the RSU on each of March 15, 2019, March 15, 2020 and March 15, 2021, except as noted below, subject to each executive’s continued employment with the Company on such dates.

(2)	Mr. Carr’s and Mr. Yorio’s awards of RSUs were forfeited immediately upon the end of their employment on July 5, 2018 and February 1, 2019, respectively.

Annual Incentive Compensation

The Board of Directors approved a management incentive plan under the terms of our 2014 Incentive Plan for fiscal 2018 (the “2018 Plan”), which provided an annual cash incentive to participants based on Adjusted EBITDA for fiscal 2018. Each of the Company’s executive officers was eligible to participate in the 2018 Plan. Potential payouts under the 2018 Plan were equal to a percentage of each participant’s base salary based on achievement of threshold, target and maximum Adjusted EBITDA and revenues outcomes established by the Board of Directors. In addition, any payment under the 2018 Plan was subject to the minimum attainment of free cash flow of $21.4 million, as established by the Board of Directors. Our free cash flow for fiscal 2018 was negative $19.4 million, and the Adjusted EBITDA and threshold for fiscal 2018 was not achieved. While revenue for fiscal 2018 exceeded threshold, the minimum free cash flow gate was not met. Accordingly, we did not pay a cash incentive to our Named Executive Officers with respect to fiscal 2018.

Outstanding Equity Awards

Outstanding Equity Awards. The following table provides information regarding options and RSUs held at fiscal year-end by the Named Executive Officers:

Outstanding Equity Awards at December 29, 2018

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Joseph M. Yorio (5)	228,256	—		$18.57	4/24/2024	114,128	(3)	—
	5,250	15,750	(1)	$18.57	3/11/2027	48,971	(4)	$364,344
Ryan M. Bohr	80,500	—		$18.57	10/27/2024	40,250	(3)	—
	—	24,500	(2)	$18.57	3/11/2027	24,485	(4)	182,168
Edward J. Carr, Jr (6)	—	—		—	—	—		—
Todd A. Shaw	10,500	—		$18.57	9/25/2024	19,250	(3)	—
	28,000	—		$18.57	12/18/2024	10,084	(4)	75,025
	—	17,500	(2)	$18.57	3/11/2027	—		—
Kevin L. Baehler	19,019	—		$18.57	5/22/2024	—		—
	15,981	—		$18.57	9/25/2024	10,084	(4)	75,025
		7,000	(2)	$18.57	3/11/2027	—		—

(1)	This option vested as to one-fourth on March 13, 2018 and one-fourth on March 13, 2019 and is scheduled to vest as to an additional one-fourth on each of March 13, 2020 and March 13, 2021.

(2)	This option vests as to one-half of the shares subject to the option on March 13, 2019 and as to one-fourth of the shares subject to the option on each of March 13, 2020 and March 13, 2021.

(3)

These awards of RSUs vest on the third anniversary of the date of grant based on the 15-day volume weighted average price of the Company’s common stock (“15 Day VWAP”) on the vesting date. The percentage of RSUs that will vest on the vesting date is as follows: 0% of total RSUs at a 15-day VWAP of less than $15.43; 20% of total RSUs at a 15-Day VWAP of at least $15.43 but less than $16.86; 40% of total RSUs at a 15-day VWAP of at least $16.86 but less than $18.29; 60% of total RSUs at a 15-day VWAP of at least $18.29 but less than $19.71; 80% of total RSUs at a 15-day VWAP of at least $19.71 but less than $21.14; and 100% of total RSUs at a 15-day VWAP of at least $21.14. In March 2019, the VWAP was determined to be less than $15.43 and as a result, these RSUs did not vest and were canceled.

(4)	These awards of RSUs vest as to one-third of the shares subject to the RSU on each of March 15, 2019, March 15, 2020 and March 15, 2021.

(5)

Mr. Yorio’s unvested options were forfeited immediately upon the end of his employment on February 1, 2019, and his vested options will be forfeited if not exercised on or prior to May 2, 2019. Mr. Yorio’s award of RSUs was forfeited immediately upon the end of his employment.

(6)

Mr. Carr’s unvested options were forfeited immediately upon the end of his employment on July 5, 2018, and his vested options were forfeited because the options were not exercised on or prior to October 3, 2018. Mr. Carr’s award of RSUs was forfeited immediately upon the end of his employment.

Option Exercises. There were no options to acquire Common Stock exercised during fiscal 2018 by the Named Executive Officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential Payments upon Termination without Cause or for Good Reason or Non-Renewal by the Company

Under the employment agreements in effect on December 29, 2019 for Messrs. Yorio, Bohr, Shaw and Baehler, upon termination of his employment without cause or for good reason (as defined in his employment agreement), or, in the case or Mr. Yorio, due to non-renewal of his employment agreement by the Company, the executive shall have the right to receive (i) payment of any unpaid base salary, (ii) payment of any accrued but unpaid time-off, consistent with the Company’s policy related to carryovers of unused time, (iii) payment of all vested benefits under any benefit plans in accordance with the terms of such plans, (iv) reimbursement of expenses (we refer to (i)-(iv) as the “Accrued Obligations”), and (v) severance payments consisting of 12 months of base salary continuation (contingent upon the execution and delivery of a release of all employment-related claims, and expiration of the statutory rescission period for such release), a pro-rated annual incentive bonus payment for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum, and to the extent it does not result in a tax or penalty on the Company, reimbursement for that portion of the premiums paid by the executive to obtain COBRA continuation health coverage. Had the employment of Mr. Yorio, Mr. Bohr, Mr. Shaw or Mr. Baehler been terminated without cause or for good reason on the last business day of fiscal 2018, they would have been entitled to a severance payment of $668,000, $435,000, $300,000 and $291,500, respectively, paid in accordance with the schedule above, in addition to the Accrued Obligations. Mr. Carr’s employment ended on July 5, 2018, and he received Severance payments totaling $344,500, and his Accrued Obligations paid in accordance with the terms described above.

Potential Payments upon Termination for Cause

Upon termination for cause, each of the executives is entitled to receive the Accrued Obligations.

Potential Payments upon Retirement, Death or Disability

Under the employment agreement in effect on December 29, 2019 for Messrs. Yorio, Bohr, Shaw and Baehler, upon termination of his employment by death or disability (as defined in his employment agreement), the executive shall have the right to receive the Accrued Obligations, and provided that the executive or a representative of his estate executes and delivers an irrevocable release of all employment-related claims against the Company, a pro-rated annual incentive bonus payment for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year in a lump sum. The executives are not eligible for any additional benefits upon retirement. Had the executive’s employment been terminated for any of these reasons on the last business day of fiscal 2018, they would have been entitled to a payment of $0, $0, $0 and $0, respectively, in addition to the Accrued Obligations.

Potential Payments upon Termination by the Executive, Expiration or Non-Renewal by the Executive

Under the employment agreement in effect on December 29, 2019 for Messrs. Yorio, Bohr, Shaw and Baehler, upon termination of his employment by him or, in the case or Mr. Yorio, due to non-renewal of his employment agreement by him, he shall have the right to receive the Accrued Obligations.

Potential Payments upon a Change in Control

Our employment agreements in effect on December 29, 2019 with Messrs. Yorio, Bohr, Shaw and Baehler do not provide for any rights upon a change in control. Pursuant to our stock option agreements in effect for Messrs. Yorio, Bohr, Shaw and Baehler, any unvested portion of their stock options will vest upon a change in control. Pursuant to our 2016 restricted stock unit agreements in effect for Messrs. Yorio, Bohr and Shaw, in the event of a change of control prior to the vesting date, a percentage of the RSUs will vest in accordance with the previously described vesting schedule, except that the change of control price will be substituted for the 15 Day VWAP to determine the number of RSUs that shall vest upon such change of control. Had a change of control occurred on the last business day of fiscal 2018 at the closing price of our common stock on that date, the Named Executive Officers would not have realized any value for their options and would have realized the following value for their RSUs: Mr. Yorio–$364,344; Mr. Bohr–$182,168; Mr. Shaw–$75,025; and Mr. Baehler–$75,025.

NON-EMPLOYEE DIRECTOR COMPENSATION

In fiscal 2018, non-employee directors received the following compensation:

Name	Fees Earned —Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Justin Lu	115,333	75,000	190,333
Gus D. Halas	153,041	75,000	228,041
Andrew E. Schultz	117,833	75,000	192,833
Scott P. Scharfman	104,091	75,000	179,091
James R. Henderson (3)	65,966	—	65,966

(1)

From December 31, 2017 to June 17, 2018, each non-employee member of the Board of Directors received an annual cash retainer equal to $135,000, and the Chairman of the Board of Directors, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Governance/Nominating Committee received an additional annual cash retainer equal to $50,000, $15,000, $12,500 and $12,500, respectively. Starting on June 18, 2018, each non-employee member of the Board of Directors received an annual cash retainer equal to $75,000, and the Chairman of the Board of Directors, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Governance/Nominating Committee received an additional annual cash retainer equal to $50,000, $15,000, $12,500 and $12,500, respectively. Each of these retainers will continue to be paid in four equal quarterly installments.

(2)	Amount represents the aggregate grant date fair value of RSUs granted in fiscal 2018.

(3)	Mr. Henderson served as a director until the Company’s 2018 Annual Meeting, which was held on June 12, 2018.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Fiscal 2018 Form 10-K.

The Compensation Committee:

Justin Lu, Chairman

Gus D. Halas

Scott P. Scharfman

Andrew E. Schultz

CEO PAY RATIO

As a result of the recently adopted rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, the SEC requires disclosure regarding the relationship of the annual total compensation of the Company’s employees and the annual total compensation of Mr. Yorio as the Company’s Chief Executive Officer. The CEO Pay Ratio included in this information is a reasonable estimate calculated in accordance with Item 402(u) of Regulation S-K.

In accordance with SEC rules, the Company is using the same median employee used in the 2018 proxy statement for purposes of pay ratio disclosure. We identified our median employee based on the base salary plus both incentive compensation earned in 2017 and overtime actually paid during fiscal year 2017 to all members of our workforce (including full-time, part-time and seasonal employees), other than our CEO, who were employed on December 30, 2017. There were no changes to the employee population or employee compensation arrangements since that time that we believe would significantly impact our pay ratio disclosure. In determining the employee population from which we identified the median employee, we excluded the approximately 46 employees who were employed by Premier School Agendas, Ltd., a wholly-owned Canadian subsidiary of School Specialty, Inc. The total compensation for that median employee in 2018 was approximately $41,995. The annual total compensation of Mr. Yorio, as reflected in the Summary Compensation Table, was $1,601,058. This yields a CEO Pay Ratio of approximately 38:1.

For purposes of determining the base salary plus overtime actually paid, we included the amount of base salary the employee received during the year, and the amount of overtime the employee received during the year. We included adjustments for annualizing the pay for any permanent full-time employees who were employed by us for only part of the year. Once we identified our median employee, we then determined that employee’s annual total compensation, including any perquisites and other benefits, in the same manner that we determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

PROPOSAL TWO: ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted in July 2010, and the applicable SEC rules require the Company to provide its stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

Section 14A of the Exchange Act requires that, at least once every six years, the company submit for an advisory stockholder vote a proposal on the frequency of the stockholder vote on executive compensation. A proposal on the frequency of the stockholder vote on executive compensation was last submitted to stockholders at the 2017 Annual Meeting of Stockholders, at which time stockholders expressed a non-binding preference for an annual frequency. Subsequently, the Board of Directors of the Company determined to hold an advisory vote on executive compensation annually.

The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our Named Executive Officers as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, meaning that the results are not binding on the Company or the Board of Directors. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Accordingly, the Company asks that stockholders approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to School Specialty’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby approved.”

The Board of Directors unanimously recommends a vote FOR approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

PROPOSAL THREE: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the stockholders at the Annual Meeting, the Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, to audit the consolidated financial statements of School Specialty for the fiscal year ending December 28, 2019. Grant Thornton has served as the Company’s independent registered public accounting firm since 2017. Representatives of Grant Thornton will be present at the Annual Meeting to make any statement they may desire and to respond to appropriate questions from stockholders. If stockholders do not ratify the appointment of Grant Thornton, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 28, 2019.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our stockholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm. During fiscal 2018, the Audit Committee met five times and took one action by written consent.

Independent Registered Public Accounting Firm Independence and Fiscal 2018 Audit. In discharging its duties, the Audit Committee obtained from Grant Thornton, our independent registered public accounting firm for the fiscal 2018 audit, a formal written statement describing all relationships between Grant Thornton and us that might bear on Grant Thornton’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed with Grant Thornton any relationships that may impact Grant Thornton’s objectivity and independence and satisfied itself as to Grant Thornton’s independence. The Audit Committee also independently discussed with management and Grant Thornton the quality and adequacy of School Specialty’s internal controls, and reviewed with Grant Thornton its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with Grant Thornton all communications required by generally accepted auditing standards, including those described in PCAOB AS 1301, “Communications with Audit Committees,” and, with and without management present, discussed and reviewed the results of Grant Thornton’s fiscal 2018 audit of the financial statements.

Fiscal 2018 Financial Statements. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of December 29, 2018 and for the fiscal year ended December 29, 2018 with management and Grant Thornton. Management has the responsibility for the preparation of our financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and Grant Thornton, the Audit Committee recommended that the Board approve the inclusion of our audited financial statements and MD&A in our Fiscal 2018 Form 10-K for filing with the SEC.

Fees Paid to Grant Thornton. The following table presents fees for audit services rendered by Grant Thornton for the audit of the Company’s annual consolidated financial statements for fiscal 2017 and fiscal 2018 and fees billed by Grant Thornton for other services rendered:

Type of Fees	Fiscal 2017	Fiscal 2018
Audit Fees	$720,875	$521,595
Audit-Related Fees	—	—
Tax Fees	—	59,765
All Other Fees	—	—

Total	$720,875	$581,360

In the above table, “audit fees” are fees the Company paid Grant Thornton for professional services for the audit of the Company’s consolidated financial statements included in its annual report on Form 10-K and the review of financial statements included in its quarterly reports on Form 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-related fees” are fees billed by Grant Thornton for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. “Tax fees” are fees for tax compliance, tax advice and tax planning.

The Audit Committee pre-approves all audit and non-audit work, including tax compliance and tax consulting, performed by Grant Thornton.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

The Audit Committee:

Andrew E. Schultz, Chairman

Gus D. Halas

Justin Lu

OTHER MATTERS

Although management is not aware of any other matters that may come before the Annual Meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote in accordance with their best judgment.

SUBMISSION OF STOCKHOLDER PROPOSALS

In accordance with our Bylaws, nominations, other than by or at the direction of the Board of Directors, of candidates for election as directors at the 2020 Annual Meeting of Stockholders must be submitted to us no earlier than January 8, 2020 and no later than March 8, 2020. Any other stockholder proposed business to be brought before the 2020 Annual Meeting of Stockholders must be submitted to us no later than March 8, 2020. Stockholder proposed nominations and other stockholder proposed business must be made in accordance with our Amended and Restated By-Laws which provide, among other things, that stockholder proposed nominations must be accompanied by certain information concerning the nominee and the stockholder submitting the nomination, and that stockholder proposed business must be accompanied by certain information concerning the proposal and the stockholder submitting the proposal. To be considered for inclusion in the proxy statement solicited by the Board of Directors, stockholder proposals for consideration at the 2020 Annual Meeting of Stockholders of School Specialty must be received by us at our principal executive offices, W6316 Design Drive, Greenville, Wisconsin, 54942 on or before December 28, 2019. Proposals should be directed to Ms. Amy Coenen, Assistant Secretary. To avoid disputes as to the date of receipt, it is suggested that any stockholder proposal be submitted by certified mail, return receipt requested.

Stockholders may obtain a free copy of our Fiscal 2018 Form 10-K for the fiscal year ended December 29, 2018 by sending a request in writing to Ms. Amy Coenen, Assistant Secretary, School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942.

By Order of the Board of Directors,

Joseph F. Franzoi IV, Secretary

0

SCHOOL SPECIALTY, INC.

This Proxy is Solicited on Behalf of the Board of Directors

Annual Meeting of Stockholders

June 6, 2019

The undersigned, a stockholder of School Specialty, Inc. (the “Company”) hereby appoints Ryan M. Bohr and Kevin L. Baehler as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all of the shares of stock of the Company held of record by the undersigned at the close of business on April 18, 2019, at the 2019 Annual Meeting of Stockholders of the Company to be held on Thursday, June 6, 2019 at 8:30 a.m. and at any and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AS DIRECTORS AND FOR PROPOSALS 2 AND 3 LISTED ON THE REVERSE SIDE.

(Continued and to be signed on the reverse side.)

1.1	14475

ANNUAL MEETING OF STOCKHOLDERS OF

SCHOOL SPECIALTY, INC.

June 6, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The School Specialty, Inc. Proxy Statement for the 2019 Annual Meeting of Stockholders

and Annual Report on Form 10-K for the fiscal year ended December 29, 2018,

are available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

⬛	00003333303300001000 9	060619

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOTE: In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the 2019 Annual Meeting and at any adjournment or postponement thereof. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR each of the directors named in proposal 1, and FOR proposals 2 and 3. Proposals 1, 2 and 3 are being proposed by School Specialty, Inc.

The Board of Directors recommends you vote FOR the following:
		1.	Election of Directors Nominees
				FOR	AGAINST	ABSTAIN
			Gus D. Halas Justin C. Jacobs Justin Lu Scott P. Scharfman Andrew E. Schultz	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐
The Board of Directors recommends you vote FOR proposals 2 and 3.
				FOR	AGAINST	ABSTAIN
2. 3.

To approve an advisory resolution on the compensation of the Company’s named executive officers

To ratify the appointment of Grant Thornton LLP as the Company’s independent auditors for the fiscal year ending December 28, 2019

				☐ ☐	☐ ☐	☐ ☐
MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

	Note:	Please sign your proxy card exactly as your name or names appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title, as such. If a corporation, please sign in full corporate name by the president or other authorized officer, giving full title, as such. If a partnership, please sign in partnership name by an authorized person and state your title.
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